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                                  EXHIBIT 99.1


                             [PRM CORPORATION LOGO]

For Immediate Release                                          February 19, 1998


                  PMR ANOUNCES THIRD QUARTER RESULTS AND RECENT

                              REGULATORY CHALLENGES



SAN DIEGO, CA -- PMR CORPORATION (NASDAQ NMS - "PMRP"), a leading provider of disease management services for the Seriously Mentally Ill (SMI), today announced results for the third quarter ended January 31, 1998.

Revenues for the quarter were $16.5 million versus revenues of $14.2 million for the same period in the prior fiscal year. Net Income for the quarter was $1.3 million or $.18 per share, compared with net income of $831,000 or $.14 per share.

Revenues for the nine months ended January 31, 1998 were $50.3 million versus revenues of $41.5 million for the same period in the prior fiscal year. Net Income for the nine months ended January 31, 1998 was $3.5 million or $.54 per share, compared with net income of $2.2 million or $.40 per share.

 "We are pleased with these results during our seasonally most challenging quarter." said Allen Tepper, Chief Executive Officer. "Revenues expanded 16% as we added three new outpatient programs and one new crisis service for an existing customer. Revenue growth was offset by a decrease in case rates from one of the behavioral health organizations in Tennessee. Earnings expanded 60% due to sustained margin growth versus last year's third quarter. Pre-tax margins reached a record level of 13.6% and the Company reported its eleventh consecutive quarter of increased earnings."

The Company has been informed that its largest customer, which represents approximately 14% of the Company's revenues, has received a letter from an official of Region IX of the Health Care Financing Administration ("HCFA"), informing the customer that the customer's partial hospitalization programs managed by PMR can no longer be considered "provider-based" for Medicare reimbursement purposes. The letter states that the "provider-based" status for the customer's programs will be


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removed March 1, 1998. Based on its understanding of HCFA's "provider-based"
policy, the Company believes that Region IX's determination is incorrect. HCFA's Central Office has agreed to review this determination. To the extent necessary to conform to HCFA's definition of "provider-based" status, the Company intends to make reasonable changes within its control to its contract and operations, so that the programs it manages meet HCFA's definition of "provider-based." In addition, the Company is investigating an alternative basis for its customer to receive Medicare reimbursement for services to the extent that the programs managed by PMR are not deemed to be "provider-based."

The extent of any impact on profitability will be determined by the nature of any contract restructuring with the provider and HCFA's concurrence with such restructuring with regard to the "provider-based" designation. In the event that the "provider-based" determination is not re-established for this customer's programs or such programs are not otherwise eligible for reimbursement, or if similar determinations are made to other programs managed by the Company, there would be a material adverse effect on the Company's revenue and net income.

The Company has also been informed that the outpatient program that it formerly managed in Dallas, Texas is subject to a civil investigation being conducted by the U.S. Department of Health and Human Services' Office of Inspector General and the U.S. Attorney's office in Dallas, Texas (collectively the "Agencies"). The investigation is a result of a HCFA review of partial hospitalization services rendered to 63 patients at this location. The Dallas program was operational from January 1996 to February 6, 1998.

A representative of the Agencies has indicated that the investigation is civil in nature and focuses on eligibility of patients for partial hospitalization services. The eligibility determinations for participation at the Dallas program were made by board certified or board eligible psychiatrists. The Company is cooperating fully with the Agencies and to date, no formal complaint or demand has been made by the Agencies.

Due to the preliminary nature of the investigation, the Company is unable to predict the ultimate outcome of the investigation, or the material impact, if any, on the Company's business, financial condition or results of operations.


The Company plans a conference call for tomorrow, Friday February 20, at 9:00 am EST to discuss these events and other issues of interest. Participants please call 1-800-289-0436, reservation number 436374.

PMR is a leader in the development and management of programs and services for individuals with a serious mental illness. PMR currently manages 54 programs in 13 states in both fee-for-service and managed care environments, principally focused on the public sector market.

This press release contains forward looking statements that involve risks and uncertainties, including the risk that the Company will not be able to make changes to


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its contract and operations to meet HCFA's definition of "provider-based"
designation or find an alternative basis for reimbursement; and the risks and uncertainties set forth in the Company's periodic reports and other filings with the Securities and Exchange Commission. Forward looking statements reflect the Company's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated.

                                       ###

CONTACT:
PMR Corporation: 619-610-4001
Mark Clein, Executive V.P./CFO


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                                 PMR CORPORATION
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)


                                                 THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                     JANUARY 31,                             JANUARY 31,
                                          --------------------------------        --------------------------------
                                              1998                1997                1998                1997
                                          ------------        ------------        ------------        ------------

Revenue                                   $ 16,522,304        $ 14,190,480        $ 50,259,598        $ 41,512,062
Expenses:
  Operating expenses                        11,541,613          10,343,441          35,518,340          30,601,881
  Marketing, general and                     2,188,307           1,464,523           6,618,429           4,495,776
    administrative
  Provision for bad debts                      769,725             851,617           2,191,486           2,246,698
  Depreciation and amortization                293,372             167,271             764,641             517,030
  Interest - Net                              (521,536)            (45,492)           (698,079)           (130,022)
                                          ------------        ------------        ------------        ------------
                                            14,271,481          12,781,360          44,394,817          37,731,363
                                          ------------        ------------        ------------        ------------

  Income before income taxes                 2,250,823           1,409,120           5,864,781           3,780,699
  Income tax expense                           923,279             578,000           2,405,000           1,550,000
                                          ------------        ------------        ------------        ------------
  Net income                                 1,327,544             831,120           3,459,781           2,230,699
  Less dividends on:
    Series C convertible preferred                --                  --                  --                17,342
      stock
                                          ------------        ------------        ------------        ------------
  Net income for common stock             $  1,327,544        $    831,120        $  3,459,781        $  2,213,357
                                          ============        ============        ============        ============
  Earnings per common share
    Basic                                 $       0.19        $       0.17        $       0.60        $       0.48
                                          ------------        ------------        ------------        ------------
    Diluted                               $       0.18        $       0.14        $       0.54        $       0.40
                                          ============        ============        ============        ============
  Shares used in computing earnings
    per share
    Basic                                    6,919,204           4,960,361           5,765,758           4,644,762
                                          ------------        ------------        ------------        ------------
    Diluted                                  7,544,509           5,818,032           6,453,494           5,607,760
                                          ============        ============        ============        ============


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